Exhibit 99.3

WIRELESS FACILITIES, INC

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

This unaudited pro forma combined balance sheet has been prepared as if the acquisition had taken place as of December 31, 2003. The unaudited pro forma combined statement of operations for the year ended December 31, 2003, has been prepared as if the acquisition had taken place on January 1, 2003. The operations acquired from HTS have a fiscal year end of August 31st. For purposes of the pro forma combined financial statements, the information for the operations acquired from HTS is presented using WFI’s fiscal year-end.

The pro forma adjustments are based upon available information and certain assumptions that WFI’s management believes is reasonable. The unaudited pro forma financial statements are provided for informational purposes only and are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the date indicated or the expected financial position or results of operations in the future. Furthermore, the allocation of the purchase price is subject to refinement.

The unaudited pro forma combined financial statements should be read in conjunction with WFI’s separate historical consolidated financial statements and notes thereto as filed with the United States Securities and Exchange Commission, as well as the historical financial statements and notes thereto of the operations of HTS acquired by WFI contained elsewhere herein, and in conjunction with the related notes to these unaudited pro forma combined financial statements. In management’s opinion, all material adjustments necessary to reflect the effect of this transaction have been made.

Wireless Facilities, Inc.

Unaudited Pro Forma Combined Balance Sheet

December 31, 2003

(in millions, except share data)

	Wireless Facilities, Inc. Historical	(a) HTS 12/31/03 Ending Balance	(a) Allocation of HTS Purchase Price	Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$89.6	$—	$(48.4)	$41.2
Short-term investments	24.6	0.1	—	24.7
Accounts receivable, net	95.8	7.5	(0.3)	103.0
Accounts receivable—related party	0.2	—	—	0.2
Contract management receivables, net	1.0	—	—	1.0
Prepaid expenses	1.9	0.4	—	2.3
Employee loans and advances	0.4	—	—	0.4
Other current assets	4.5	—	—	4.5

Total current assets	218.0	8.0	(48.7)	177.3
Property and equipment, net	11.3	0.5	—	11.8
Goodwill, net	51.1	—	39.6	90.7
Other intangibles, net	0.5	—	3.4	3.9
Deferred tax assets, net	11.5	—	3.6	15.1
Investments in unconsolidated affiliates	8.1	—	—	8.1
Other assets	0.4	0.4	—	0.8

Total assets	$300.9	$8.9	$(2.1)	$307.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12.6	$1.3	$(0.2)	$13.7
Accrued expenses	27.6	2.1	—	29.7
Contract management payables	1.0	—	—	1.0
Billings in excess of costs on completed contracts	6.9	0.3	1.5	8.7
Accrual for contingent acquisition consideration	3.8	—	—	3.8
Accrual for unused office space	1.5	—	—	1.5
Income taxes payable	1.2	—	—	1.2
Line of credit and current portion of long term debt	—	1.1	(1.1)	—
Capital lease obligations	0.5	—	—	0.5
Other current liabilities	—	0.2	0.8	1.0

Total current liabilities	55.1	5.0	1.0	61.1
Capital lease obligations, net of current portion	0.2	—	—	0.2
Accrual for unused office space, net of current portion	2.0	—	—	2.0
Other liabilities	1.3	0.2	0.6	2.1

Total liabilities	58.6	5.2	1.6	65.4

Minority interest in subsidiary	0.3	—	—	0.3

Commitments and contingencies
Redeemable convertible preferred stock	—	22.3	(22.3)	—
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized—Series B Convertible
Preferred Stock, $.001 par value, 90,000 shares issued and outstanding at December 31, 2003 (liquidation preference $45.0)	—	—	—	—
Common stock, $.001 par value, 195,000,000 shares authorized; 62,550,245 shares issued and outstanding at December 31, 2003	0.1	—	—	0.1
Additional paid-in capital	303.4	5.1	(5.1)	303.4
Accumulated earnings (deficit)	(57.5)	(23.7)	23.7	(57.5)
Accumulated other comprehensive loss	(4.0)	—	—	(4.0)

Total stockholders’ equity	242.0	(18.6)	18.6	242.0

Total liabilities and stockholders’ equity	$300.9	$8.9	$(2.1)	$307.7

See accompanying notes to unaudited proforma combined financial statements.

WIRELESS FACILITIES, INC.

Unaudited Pro Forma Combined Statement of Operations

For the year ended December 31, 2003

(in millions, except per share amounts)

	Wireless Facilities, Inc. Historical	High Technology Solutions, Inc.	Pro forma Adjustments		Pro forma Combined
Revenues	$262.2	$45.1	$—		$307.3
Cost of revenues	190.9	36.9	(0.1	)(b)	227.7

Gross profit	71.3	8.2	0.1		79.6

Selling, general and administrative expenses	45.6	4.6	—		50.2
Credit for doubtful accounts	(3.3)	—	—		(3.3)
Depreciation and amortization	6.7	0.1	0.3	(c)	7.1
Asset impairment and other charges, net	0.1	—	—		0.1

Operating income	22.2	3.5	(0.2)		25.5

Other income (expense):
Interest income (expense), net	0.9	(0.2)	(0.9	)(d)	(0.2)
Foreign currency gain	0.2	—	—		0.2
Other, net	0.2	—	—		0.2

Total other income (expense)	1.3	(0.2)	(0.9)		0.2

Income before minority interest in income of subsidiary and income taxes	23.5	3.3	(1.1)		25.7

Provision for income taxes	—	0.3	(0.3	)(e)	—

Net income	$23.5	$3.0	$(0.8)		$25.7

Net income per common share:
Basic	$0.44				$0.48
Diluted	$0.32				$0.35
Weighted average common shares outstanding:
Basic	53.4				53.4
Diluted	73.3				73.3

See accompanying notes to unaudited proforma combined financial statements.

WIRELESS FACILITIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following pro forma adjustments (comments b thru e) were made to the historical combined statement of operations of the Company and the operations acquired from High Technology Solutions, Inc. (HTS) for the year ended December 31, 2003, to reflect the acquisition as if it had occurred on January 1, 2003.

(a)	The unaudited pro forma combined financial statements give effect to the HTS acquisition. The acquisition was funded with WFI’s cash and cash equivalents and short-term investments on hand. The purchase price reported on the pro forma balance sheet includes approximately $1.6 million in accrued acquisition costs as of January 5, 2004, associated with the transaction. The majority of the acquired acquisition costs is expected to be settled in cash by the combined entity within the next year.

The acquisition is being accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”), whereby the total cost of the acquisition has been allocated to tangible and intangible net assets acquired based upon determined fair values at the effective date of the acquisition. The allocation of the purchase price is subject to refinement. The following table summarizes the determined fair values of the assets acquired and liabilities assumed at the date of acquisition.

	Operations Acquired from HTS	Estimated Life
Current assets	$7.8
Property, furniture and equipment, net	0.5	Various (2-5 yrs)
Deferred tax assets	3.6
Customer contracts	3.2	Various (10-15 yrs)
Technology	0.2	5 years
Goodwill	39.6	Indefinite
Other assets	0.4	Indefinite

Total assets acquired	55.3
Current liabilities	6.0
Long term liabilities	0.8

Total liabilities assumed	6.8

Fair value of net assets acquired	$48.5

The goodwill is not subject to amortization and none of the amount assigned to goodwill is deductible for tax purposes.

(b)	The pro forma adjustment to cost of revenues totaling $0.1 million includes a depreciation adjustment which was calculated by determining the amount of depreciation for the period using the fair values and estimated useful lives as noted above, and adjusting the actual amounts recognized for the period by the amount calculated to arrive at a net adjustment of $0.2 million for the period ended December 31, 2003.

Additionally, in connection with the determination of the fair value of assets acquired, and pursuant to the provisions of SFAS No. 141, the Company has valued acquired contracts in process at contract price, minus the estimated costs to complete and deferred profit for the normal industry profit on its effort to complete such contracts. This deferred profit has been reflected in the balance sheet for operations acquired from HTS as an increase to goodwill and a corresponding increase to billings in excess of costs on completed contracts. The pro forma adjustment for cost of revenues includes the recognition of $0.3 million as a reduction of costs against the deferred profit during the period.

(c)	The pro forma adjustment for depreciation and amortization for the period ended December 31, 2003 is calculated by determining the amount of depreciation and amortization for the period using the fair values and the estimated useful lives as noted above. The difference between the actual amounts recognized for the

WIRELESS FACILITIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

periods is adjusted by the amounts calculated to arrive at a net adjustment $0.3 million for the period ended December 31, 2003, primarily attributable to amortization of finite-life intangible assets.

(d)	The pro forma adjustment relates to the reversal of $0.2 million for all interest expense recognized during the period associated with HTS’ borrowings that were repaid in total at closing and the reversal of interest income totaling $1.1 million during the period associated with the interest earned on cash paid by the Company, had the acquisition taken place on January 1, 2003.

(e)	The income tax effect included in the pro forma adjustments was calculated using the Company’s actual effective tax rate (0%) for the period.